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                                                                  EXHIBIT 11.1

                          GREAT WESTERN FINANCIAL CORPORATION
                      Computation of Net Income Per Common Share
                               Primary and Fully Diluted

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
                                                     Year Ended December 31
                                                --------------------------------
(Dollars in thousands)                              1995        1994        1993
                                                    ----        ----        ----
Net income                                      $261,022    $251,234    $ 62,047
Preferred stock dividends - convertible
  and nonconvertible                             (25,015)    (25,015)    (25,015)
                                                --------    --------    --------
Net income for computing earnings per
  Common share - primary                         236,007     226,219      37,032
Preferred stock dividends - convertible                -           -      11,320
                                                --------    --------    --------
Net income for computing earnings per
  Common share - fully diluted                  $236,007    $226,219    $ 48,352
                                                ========    ========    ========


                    Computation of Average Number of Common Shares Outstanding on Primary and Fully Diluted Basis
                       (In thousands, except per share amounts)

                                                     Year Ended December 31
                                                --------------------------------
(Dollars in thousands)                              1995        1994        1993
                                                    ----        ----        ----
Average number of Common shares
  outstanding during each period -
  without dilution                               135,735     133,307     131,529
Common share equivalents outstanding
  at the end of each period                        1,376         463         478
                                                --------    --------    --------
Average number of Common shares and
  Common share equivalents outstanding
  during each period on a primary basis          137,111     133,770     132,007
Common share equivalents outstanding
  at the end of each period on a fully
  diluted basis                                      840           -         504
Addition from assumed conversion as of
  the beginning of each period of the
  convertible preferred stock outstanding
  at the end of each period                            -           -       6,342
                                                --------    --------    --------
Average number of Common shares
  outstanding during each period on
  a fully diluted basis                          137,951     133,770     138,853
                                                ========    ========    ========
Net income per Common share
  Primary                                          $1.72       $1.69        $.28
  Fully diluted                                     1.71        1.69         .28

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